UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C.  20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): October 5, 2010 (September 29, 2010)

Behringer Harvard Opportunity REIT II, Inc.

(Exact Name of Registrant as Specified in Its Charter)

Maryland	000-53650	20-8198863
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

15601 Dallas Parkway, Suite 600, Addison, Texas

75001

(Address of principal executive offices)

(Zip Code)

(866) 655-3600

(Registrant’s telephone number, including area code)

None

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.07.              Submission of Matters to a Vote of Security Holders.

On September 29, 2010, Behringer Harvard Opportunity REIT II, Inc. (hereinafter referred to as “we,” “us,” “our” or the “Registrant”) held its annual meeting of stockholders.  A total of 10,166,384.414 shares of the Registrant’s common stock outstanding and entitled to vote were represented at the meeting in person or by proxy, representing approximately 50.95% of the total number of shares entitled to vote at the meeting.

At the annual meeting, our stockholders elected the six nominees listed below to serve on our board of directors until the next annual meeting of stockholders, and each will continue in office until his successor has been elected and qualified or until his earlier death, resignation, or retirement.  The votes cast with respect to each director were as follows:

Nominee	For	Withheld
Robert M. Behringer	9,415,647.634	750,736.780
Robert S. Aisner	9,422,050.715	744,333.699
Andreas K. Bremer	9,425,631.894	740,752.520
Diane S. Detering-Paddison	9,429,930.605	736,453.809
Cynthia Pharr Lee	9,427,078.251	739,306.163
Jeffrey P. Mayer	9,424,263.103	742,121.311

Item 8.01               Other Events.

On September 29, 2010, our board of directors authorized distributions payable to the stockholders of record each day during the months of October, November, and December 2010.  Distributions payable to each stockholder of record will be paid in cash on or before the 16th day of the following month.  The declared distributions equal a daily amount of $0.0013699 per share of common stock.  If this rate were paid each day for a 365-day period, it would equal a 5.0% annualized rate based on a purchase price of $10.00 per share.  A portion of each distribution will constitute a return of capital for tax purposes. There is no assurance that we will continue to declare distributions or at this rate.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

BEHRINGER HARVARD OPPORTUNITY REIT II, INC.

Dated: October 5, 2010	By:	/s/ Gerald J. Reihsen, III
Gerald J. Reihsen, III
Executive Vice President — Corporate Development & Legal